                                 SCHEDULE 14A
                                (RULE 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            FSI INERNATIONAL, INC.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)

                            FSI INERNATIONAL, INC.
-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

    [ ] $125 per Exchange Act Rule 0-11 (c)(1)(x1), or 14a-6(1)(2)
or Item 22(a)(2) of Schedule 14A.

    [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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    [ ] Fee paid previously with preliminary materials.

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    [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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(1) Set forth the amount on which the filing fee is calculated and state how it

                            FSI INTERNATIONAL, INC.
                            322 LAKE HAZELTINE DRIVE
                            CHASKA, MINNESOTA 55318
                                  612/448-5440

                                                               December 10, 1997

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders to be held at the Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota, commencing at 3:30 p.m., Minneapolis time, on Tuesday, January 27, 1998.

     The Secretary's Notice of Annual Meeting and the Proxy Statement which follow describe the matters on which action will be taken. During the meeting we will also review the activities of the past year and items of general interest about the Company.

     In addition to electing three members of the Board of Directors and approving the independent auditors, you are being asked to vote on two other proposals.

     Proposal 3 relates to your Board of Directors' recommendation to approve an increase in the number of shares authorized under the Company's Employees Stock Purchase Plan. The Plan allows the Company's employees to acquire Company stock and it is intended to promote the long-term value of the Company.

     Proposal 4 relates to your Board of Directors' recommendation to approve an increase in the number of shares authorized under the FSI International Inc. 1997 Omnibus Stock Plan, a stock based incentive plan intended to motivate key employees and promote the long-term value of the Company.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL FOUR PROPOSALS.

     Only Shareholders Of Record At The Close Of Business On December 1, 1997 Are Entitled To Notice Of And To Vote At The Annual Meeting And Any Adjournment Thereof.

     All Shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any Shareholder attending the meeting may vote in person even if he or she has returned a proxy.

                                          By Order of the Board of Directors

                                          /s/ Joel A. Elftmann
                                          Joel A. Elftmann
                                          Chairman, President and
                                          Chief Executive Officer

                         ------------------------------

                             YOUR VOTE IS IMPORTANT

     EVEN IF YOU OWN ONLY A FEW SHARES, AND WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE POSTAGE-PAID REPLY ENVELOPE PROVIDED. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. ONLY SHAREHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON DECEMBER 1, 1997 ARE ENTITLED TO NOTICE OF AND TO VOTE AT THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF.

                         ------------------------------

                            FSI INTERNATIONAL, INC.

                         ------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 27, 1998
                         ------------------------------

To the Shareholders of FSI International, Inc.:

     The Annual Meeting of Shareholders of FSI International, Inc. (the "Company") will be held at the Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota on Tuesday, January 27, 1998, at 3:30 p.m., Minneapolis time, for the following purposes:

     1.  To elect three Class II directors for a three-year term.

     2. To ratify the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending August 29, 1998.

     3. To approve an amendment to the Company's Employees Stock Purchase Plan (the "Stock Plan") to increase the number of shares reserved for issuance thereunder by 350,000.

     4. To approve an amendment to the Company's 1997 Omnibus Stock Plan to increase the number of shares reserved for issuance thereunder by 750,000.

     5. To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed December 1, 1997 as the record date for the meeting, and only Shareholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.

                                          By Order of the Board of Directors

                                          /s/ Benno G. Sand

                                          Benno G. Sand
                                          Secretary

December 10, 1997

FSI LOGO

                            FSI INTERNATIONAL, INC.
                         ------------------------------

                            PROXY STATEMENT FOR 1998
                         ANNUAL MEETING OF SHAREHOLDERS
                         ------------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     This Proxy Statement and the enclosed proxy are being furnished in connection with the solicitation by the Board of Directors (the "Board") of FSI International, Inc., a Minnesota corporation (the "Company"), of proxies for use in connection with the Annual Meeting of Shareholders (the "Meeting") to be held on Tuesday, January 27, 1998 and any adjournment thereof for the purposes described below and in the accompanying Notice. The Meeting will be held at the Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota.

     So far as the Board and the management of the Company are aware, no matters other than those described in this Proxy Statement will be acted upon at the Meeting. If, however, any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote the same in accordance with their judgment on such matters.

     The address of the principal executive office of the Company is 322 Lake Hazeltine Drive, Chaska, Minnesota 55318 and the Company's telephone number is
(612) 448-5440. The mailing of this Proxy Statement and accompanying form of proxy to Shareholders will commence on or about December 12, 1997.

SOLICITATION OF PROXIES

     The Company will pay the cost of soliciting proxies. The Company has retained the services of Morrow & Co., Inc., a proxy solicitation firm to aid in the solicitation of proxies from bankers, bank nominees, and other institutional owners. The Company estimates that it will pay Morrow & Co. a fee of approximately $2,500 for its services and will reimburse Morrow & Company for certain out-of-pocket expenses. The Company may reimburse brokerage firms and custodians, nominees and other record holders for forwarding soliciting materials to the beneficial owners of stock of the Company. In addition to solicitation by the use of the mails, certain directors, officers and employees of the Company may solicit proxies by telephone, personal contact, or special letter without additional compensation to them.

RECORD DATE AND OUTSTANDING VOTING SECURITIES

     Only Shareholders of record at the close of business on December 1, 1997 are entitled to vote at the Meeting. On the record date 22,628,929 shares of common stock ("Common Stock"), the only authorized and issued voting security of the Company, were outstanding. Each Shareholder is entitled to one vote for each share held and is not entitled to cumulate votes for the election of directors.

     Proxies in the accompanying form which are properly signed and duly returned to an officer of the Company will, unless otherwise specified on the proxy, be voted for Items 1, 2, 3 and 4 as set forth on the proxy and voted in the discretion of the proxy holders as to any other matter that may properly come before the Meeting.

VOTING REQUIREMENT

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present and entitled to vote on a matter to be acted upon at the Meeting is required for the approval of that matter. A Shareholder voting through a proxy who abstains with respect to any matter is considered to be present and entitled to vote on that matter at the Meeting, and is in effect a negative vote, but a Shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on any matter shall not be considered present and entitled to vote on that matter.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections (the "Inspector"). The Inspector will also determine whether or not a quorum is present. In general, under Minnesota law, a quorum consists of a majority of the shares entitled to vote which are present or represented by proxy at the meeting. The candidates for directors will be elected to the Board if they individually receive a majority of the shares present or represented and entitled to vote at the meeting. The increase in shares authorized under the Stock Plan, as defined below, and the 1997 Omnibus Plan, as defined below, will require the affirmative vote of a majority of the shares present or represented and entitled to vote, as will the ratification of the independent auditors of the Company for the current year.

REVOCABILITY OF PROXIES

     A Shareholder executing a proxy retains the right to revoke it at any time before it is exercised by providing notice in writing to an officer of the Company of termination of the proxy's authority or a properly signed and duly returned proxy bearing a later date. A Shareholder attending the Meeting may also revoke a proxy at the Meeting.

     DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Shareholder proposals intended to be considered at the Annual Meeting of Shareholders for the fiscal year ended August 29, 1998 must be received by the Company no later than August 14, 1998. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission ("SEC"). A Shareholder who may be interested in submitting such a proposal is advised to contact legal counsel familiar with the detailed requirements of the applicable rules and regulations.

                 (THIS SPACE HAS BEEN LEFT BLANK INTENTIONALLY)

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table lists, as of October 17, 1997, certain information regarding the beneficial ownership of Common Stock of the Company by (i) each director, (ii) the nominees for director; (iii) each executive officer named in the Summary Compensation Table in this Proxy Statement (the "Named Executives"),
(iv) all of such directors, nominees Named Executives and other executive officers as a group, and (v) each person or entity known by the Company to own beneficially more than 5% of the outstanding Common Stock of the Company. Except as otherwise noted below, each listed beneficial owner has sole voting and investment power with respect to such shares.

                                                                  NUMBER OF SHARES
                                                                    BENEFICIALLY         PERCENT OF SHARES
                      NAME                              AGE            OWNED             BENEFICIALLY OWNED
-------------------------------------------------       ---       ----------------       ------------------
Joel A. Elftmann                                        57             992,206(1)               4.38%
James A. Bernards                                       51              26,001(2)                  *
Neil R. Bonke                                           55              14,001(3)                  *
Robert E. Cavins                                        62              46,665(4)                  *
Dale A. Courtney                                        60             130,153(5)                  *
Thomas D. George                                        57                 -0-
Terrence W. Glarner                                     54               9,657(2)                  *
Joanna T. Lau                                           39              10,000(6)                  *
Robert E. Lorenzini                                     61              28,001(7)                  *
Benno G. Sand                                           43              78,038(8)                  *
Benjamin J. Sloan                                       57             135,198(9)                  *
Charles R. Wofford                                      64              19,351(10)                 *
All Nominees, Directors, Named Executives and
  other executive officers as a group (14
  persons)                                                           1,684,536(11)              7.26%

---------------------------
  *  Less than 1%

 (1) Includes 20,000 shares issuable pursuant to currently exercisable options and options exercisable within 60 days of October 17, 1997.

 (2) Includes 8,001 shares issuable pursuant to currently exercisable options and options exercisable within 60 days of October 17, 1997.

 (3) Includes 14,001 shares issuable pursuant to currently exercisable options and options exercisable within 60 days of October 17, 1997.

 (4) Includes 44,300 shares issuable pursuant to currently exercisable options and options exercisable within 60 days of October 17, 1997.

 (5) Includes 123,966 shares issuable pursuant to currently exercisable options and options exercisable within 60 days of October 17, 1997.

 (6) Includes 10,000 shares issuable pursuant to currently exercisable options and options exercisable within 60 days of October 17, 1997.

 (7) Includes 18,001 shares issuable pursuant to currently exercisable options and options exercisable within 60 days of October 17, 1997.

 (8) Includes 54,300 shares issuable pursuant to currently exercisable options and options exercisable within 60 days of October 17, 1997.

 (9) Includes 134,300 shares issuable pursuant to currently exercisable options and options exercisable within 60 days of October 17, 1997.

(10) Includes 19,351 shares issuable pursuant to currently exercisable options and options exercisable within 60 days of October 17, 1997.

(11) Includes 603,153 shares issuable pursuant to currently exercisable options and options exercisable within 60 days of October 17, 1997 granted to thirteen executive officers and/or directors of the Company.

                             ELECTION OF DIRECTORS
                           (ITEM 1 ON THE PROXY CARD)

THE NOMINEES AND DIRECTORS

     The Company's Articles of Incorporation, as amended, provide that the Board be divided into three classes of directors of as nearly equal size as possible. The members of each class are elected to serve a three-year term, and the terms are staggered. Neil R. Bonke, Joel A. Elftmann, and Robert E. Lorenzini, are Directors in the class whose term expires at the Meeting. Terrence W. Glarner and Charles R. Wofford are Class III Directors with terms expiring in 1999. James A. Bernards and Joanna T. Lau are Class I Directors with terms expiring in 2000.

     The Board has nominated and recommended that current directors Mr. Bonke and Mr. Elftmann be elected as Class II Directors, each to hold office until the 2001 Annual Meeting of Shareholders and until his respective successor is duly elected and qualified. Mr. Lorenzini has indicated that he does not intend to stand for reelection. The Board's Nomination Committee has evaluated and identified a potential candidate and, as a result, the Board is also nominating and recommending that Thomas D. George, a former Motorola executive, be elected as a Class II Director. The Board of Directors' current size has been set at eight members. Therefore, the Company will be evaluating additional candidates in an effort to select the eighth member of the Board during the current fiscal year.

     Each of the nominees has indicated a willingness to serve as a director if elected. In case any nominee is not a candidate for any reason, the proxies named in the enclosed form of proxy may vote for a substitute nominee in their discretion, unless an instruction to the contrary is indicated on the proxy. The Company has no reason to believe that any nominee will be unable to serve as a director if elected.

     The accompanying proxy will be voted in favor of the election of the nominees, unless the Shareholder giving the proxy indicates to the contrary on the proxy.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE DIRECTOR-NOMINEES.

     Certain information concerning the nominees and other directors follows:

        Nominees for Election at the 1998 Meeting as Class II Directors

NEIL R. BONKE        Mr. Bonke has served as a director of the Company since
                     June 1994. From April 1993 until his retirement in August,
                     1997, Mr. Bonke was Chairman of the Board of Electroglas
                     Inc., a manufacturer of automatic wafer probing equipment for semiconductor device manufacturers. He also was Chief
                     Executive Officer of Electroglas from April 1993 to April
                     1996. He was a Group Vice President of General Signal and
                     President of General Signal's Semiconductor Equipment
                     Operations from September 1991 to July 1993. From 1990 to
                     1991, he was Chief Operating Officer of Cognex Corporation, a manufacturer of machine vision systems for the semiconductor and electronics industries, and from 1987 to 1990 was President of General Signal's Xynetics division, a group of semiconductor equipment manufacturing companies which included Electroglas. Mr. Bonke currently serves on the Board of Electroglas, SANMINA Corporation, and SpeedFam
                     International, Inc.

JOEL A. ELFTMANN     Mr. Elftmann is a co-founder of the Company and has served as a director of the Company since 1973 and as Chairman of the Board since August 1983. From August 1983 to August
                     1989, and from May 1991 until the present, Mr. Elftmann also has served as Chief Executive Officer of the Company.
                     From 1977 to August 1983, and from May 1991 until the present, Mr. Elftmann has served as President of the Company. Prior to 1977, Mr. Elftmann was Vice President and
                     General Manager of the Company. Mr. Elftmann is also
                     Chairman of the Supervisory

                     Board of Metron Technology B.V. and is a director of m-FSI Ltd. He also has been a director of Veeco Instruments, Inc. since May 1994.

THOMAS D. GEORGE     Mr. George is not currently a director but has been
                     nominated for election at the Meeting. He recently retired from Motorola, Inc. where he served as President of its Semiconductor Products Sector from April 1993 until May
                     1997. He served as Executive Vice President and Assistant
                     General Manager of the Sector from June 1986 to April 1993.
                     He is a director of Ultratech Stepper, Inc.

        Class III Directors Whose Terms Continue Until the 1999 Meeting

TERRENCE W. GLARNER  Mr. Glarner has served as a director of the Company since
                     October 1988. Since February 1993, Mr. Glarner has been President of West Concord Ventures, Inc., a venture capital company. From 1982 to February 1993, Mr. Glarner was President of North Star Ventures, Inc. and North Star Ventures II, Inc., venture capital funds. Mr. Glarner is also a director of Aetrium Incorporated, Cima Labs, Inc., Datakey, Inc., and Premis Corp.

CHARLES R. WOFFORD   Mr. Wofford has served as a director of the Company since
                     November 1992. He joined the Company as Vice Chairman in
                     February 1996. Since April 1994, Mr. Wofford has been a business and management consultant. From April 1992 to April 1994, he was Chairman of the Board, Chief Executive
                     Officer, and President of the FARR Company, a manufacturer of clean room filtration systems and equipment. Mr. Wofford was President and Chief Executive Officer of the FARR
                     Company from September 1991 to March 1992, and from July
                     1991 to August 1991 he was President and Chief Operating
                     Officer. From 1958 to 1991, Mr. Wofford held a variety of positions with respect to Texas Instrument's semiconductor operations in the United States, Europe, Asia, and Latin
                     America, including Senior Vice President, Semiconductor
                     Group.

         Class I Directors Whose Terms Continue Until the 2000 Meeting

JAMES A. BERNARDS    Mr. Bernards has served as a director of the Company since
                     July 1981. Since June 1993, Mr. Bernards has been President of Facilitation, Inc., which provides business and financial consulting services. Mr. Bernards was President of the accounting firm of Stirtz, Bernards & Company from May 1981 to June 1993. Since 1986, Mr. Bernards has been
                     President of Brightstone Capital, Ltd., a venture capital fund manager. He is also a director of Health Fitness
                     Physical Therapy Corporation, Reality Interactive, Inc. and several private companies.

JOANNA T. LAU        Ms. Lau has served as a director of the Company since May,
                     1996. Ms. Lau is a founder of Lau Technologies, an electronics manufacturer and system engineering company in Littleton, Massachusetts and has served as its President since March 1990. She previously held management positions with General Electric and Digital Equipment Corporation.
                     She also serves as a director of INSO Corporation.

     None of the above nominees or directors are related to one another or to any executive officer of the Company.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

     The Board met seven times and adopted resolutions by written action three times in fiscal 1997. The Board has an Audit, a Compensation, an Omnibus Stock Plan, and a Nomination Committee.

     The Audit Committee, consisting of Messrs. Bernards, Elftmann and Glarner, met three times in fiscal 1997. Its functions include: recommending to the Board the independent auditors for the Company; establishing and reviewing the activities of the independent auditors; reviewing recommendations of the independent auditors and the responses of management to such recommendations; and reviewing and discussing with the independent auditors and the Company's management the Company's financial reporting, loss exposures and internal controls.

     The Company has a Compensation Committee consisting of Messrs. Bernards, Glarner and Lorenzini. The Compensation Committee met three times and adopted resolutions by written action four times in fiscal 1997. (Following the Meeting it is the Company's intention to add Mr. Bonke and Ms. Lau to the Committee as Mr. Lorenzini will no longer be a member of the Board.) Its functions include: reviewing and reporting to the Board on the programs for developing senior management personnel; approving and reporting to the Board the executive compensation plans and the compensation (including incentive awards) of certain executives; and reviewing and approving the Company's incentive plans.

     The Company also has an Omnibus Stock Plan Committee consisting of Messrs. Bernards, Glarner and Lorenzini. (Following the Meeting the Company intends that the Compensation Committee's responsibilities will include those of the Omnibus Stock Plan Committee). The Omnibus Stock Plan Committee grants or makes recommendations to the Board concerning employee stock options, and administers the FSI International, Inc. 1989 Stock Option Plan, the 1994 Omnibus Stock Plan and the 1997 Omnibus Stock Plan. The Omnibus Stock Plan Committee adopted resolutions by written action six times in fiscal 1997.

     The Company's Nomination Committee consists of Messrs. Elftmann, Bonke and Wofford. It met three times and adopted resolutions by written action once in fiscal 1997. Its functions include: evaluating and recommending qualified individuals to the Board; reviewing the qualifications of individuals for election or reelection as members of the Board; and reviewing the charters and membership of the Board's Committees and Board membership guidelines. The Committee will consider persons whom Shareholders recommend as candidates for election as Company directors. Any Shareholder wishing to make such a recommendation should submit it to the Secretary of the Company.

     During fiscal 1997, each of the directors attended at least 75% of the aggregate number of meetings of the Board and of the Committees on which he or she serves.

COMPENSATION OF DIRECTORS

     Each non-employee director of the Company (an "Outside Director") receives a quarterly fee of $1,500 for service on the Board and a fee of $1,000 for attending meetings of the Board. In addition, each Outside Director receives a fee of $500 for attendance at a meeting of a Committee on which the Director serves if held other than the day of, the day preceding or the day following a meeting of the Board or an Annual Meeting of the Company's Shareholders.

     Upon joining the Board, each Outside Director receives a single grant of an option to purchase 10,000 shares of Common Stock under the FSI 1997 Omnibus Stock Plan (the "1997 Omnibus Plan"). The 1997 Omnibus Plan was approved by the Shareholders at the Company's 1997 Annual Meeting of Shareholders. The purchase price of each share subject to an option is the fair market value of a share of Common Stock of the Company at the time the option is granted. The options vest and become exercisable six months after the date of grant, except that vesting is accelerated upon death or a change in control of the Company. Generally, the options expire ten years from the date of grant, but expiration may occur sooner in the event of an optionee's death. Each Outside Director serving as an Outside Director of the Company immediately following an Annual Meeting of the Company's Shareholders is granted a nonstatutory stock option under the 1997 Omnibus Plan to purchase 4,000 shares of Common Stock at the fair market value at the time of grant (each an "Annual Outside Director Option"). An Annual Outside Director Option vests and becomes exercisable cumulatively on an annual basis as follows: one-third of the total number of shares subject to each such option shall become exercisable on each of the first and second anniversaries of the date of grant and the remainder become exercisable on the third anniversary of the date of grant, except that vesting is accelerated upon a change in control or upon the Outside Director's death. Generally, Annual Outside Director Options expire five years after the date of grant.

           INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

     The Company's corporate headquarters and certain manufacturing facilities, aggregating approximately 161,500 square feet, are leased from three Minnesota partnerships comprised of two or more of the following individuals: Joel A. Elftmann, Chairman of the Board, President, and Chief Executive Officer of the Company; Robert S. Blackwood, a former director and executive officer of the Company; and Joseph H. Wyers, a former director and executive officer of the Company. Annual rent for the 1997 fiscal year under the three leases totaled $792,400.

     The 140,000-square-foot main facility is leased from a partnership in which all three such persons are partners under a lease expiring in October 2000, subject to five three-year renewal options at the election of the Company. The Company and the partnership, effective November 1, 1995, entered into a new five-year lease at an annual rental rate of $700,000 per year, which rate commenced December 1, 1995. The Company also pays all real estate taxes, insurance and maintenance expenses. If the Company exercises a renewal option then the rent is adjusted to its fair rental value based upon an independent real estate appraisal. Commencing October 31, 1999 and annually thereafter during the term of the lease, the Company has an option to purchase the property for the greater of $4.0 million or 90% of the fair market value of the property. Pursuant to the policy described below, the lease amendments were approved by a majority of the Board and a majority of the disinterested directors.

     The Company has adopted a policy prohibiting the lease of any additional facilities from entities in which its officers or directors have a material interest. However, this policy would not prohibit the Company from leasing any further additions to the above facilities or any extensions of the existing operating leases on the related facilities, if approved by a majority of the members of the Board who have no interest in the ownership of such facility and the terms of such rentals are based upon independent appraisals of the value of such property and market rentals for comparable property.

     The Company owns approximately 37.5% of the outstanding common stock of Metron Technology B.V. ("Metron"), a distributor of the Company's products. Joel
A. Elftmann, Chairman of the Board, President and Chief Executive Officer of the Company, is also Chairman of the Supervisory Board of Metron. The Company owns 49% of the outstanding capital stock of m-FSI Ltd., which distributes and acts as a licensee for certain of the Company's products in Japan. Messrs. Elftmann, Peter A. Pope, Executive Vice President, Marketing, Account Management and Quality, and Dale A. Courtney, Executive Vice President; President, Surface Conditioning Division, of the Company, are all directors of m-FSI Ltd.

     During the 1997 fiscal year, the Company sold approximately $63,086,000 of its products to Metron and approximately $10,540,000 of its products to m-FSI Ltd. Sales to Metron (and its subsidiaries) and m-FSI Ltd. are made by the Company on commercially reasonable terms. In addition, in fiscal 1997 the Company paid Metron commissions of $1,774,000 for direct sales by the Company to Asia-Pacific customers.

     In addition to the leasing policy discussed above, the Board has adopted a policy regarding transactions, other than sales in the normal course of business, between the Company and any affiliate, including loans from the Company, requiring that all such transactions be approved by a majority of the Board and a majority of the disinterested outside directors and that all such transactions be for a bona fide business purpose and be entered into on terms at least as favorable to the Company as could be obtained from unaffiliated independent third parties.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors, certain officers and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such officers, directors and ten percent Shareholders are also required by the SEC's rules to furnish the Company with copies of all Section 16(a) reports they file.

     Specific due dates for such reports have been established by the SEC and the Company is required to disclose in this Proxy Statement any failure to file reports by such dates during fiscal 1997. Based solely on its review of the copies of such reports received by it or written representations from certain reporting persons, the Company believes that during the fiscal year ended August 30, 1997, all Section 16(a) filing requirements applicable to its officers and directors and any ten percent Shareholders were complied with except that a Form 4 report for Mr. Benno G. Sand regarding his exercise of an option in July, 1997 was not filed on a timely basis.

          REPORT OF THE COMPENSATION AND OMNIBUS STOCK PLAN COMMITTEES
                     OF THE BOARD ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, ("Securities Act") or the Exchange Act, that might incorporate all or portions of future filings, including this Proxy Statement, the following report and the performance graph on page 16 shall not be incorporated by reference into any such filings, nor shall they be deemed to be soliciting material or deemed filed with the SEC under the Securities Act or the Exchange Act.

OVERVIEW AND PHILOSOPHY

     The Compensation and Omnibus Stock Plan Committees of the Board (collectively the "Compensation Committee") are composed entirely of Outside Directors. The members of the Compensation Committee are Messrs. Bernards, Glarner and Lorenzini. The Compensation Committee is responsible for reviewing and/or administering the Company's compensation and stock option plans and determining the compensation to be paid to the Chief Executive Officer and the other executive officers of the Company including the executive officers listed in the Summary Compensation Table. The objectives of the Company's executive compensation program are:

     - to attract, retain, motivate and reward high caliber executives;

     - to foster teamwork and support the achievement of the Company's financial and strategic goals through performance based financial incentives; and

     - through stock-based compensation to align the executive officers' interests with the success of the Company and Shareholders' interests.

     The Company's executive compensation program strives to be competitive with the compensation provided by comparable companies. In that respect, the Company compares itself to a self-selected peer group (which is broader than the peer group used in the Performance Graph that appears elsewhere in this Proxy Statement). The self-selected peer group is subject to occasional change as members of the peer group alter their focus, merge or are acquired, or as new competitors emerge. In comparing itself to members of this peer group, the Company relies upon salary survey data developed and published by several external sources.

     The Compensation Committee periodically conducts a review of its executive compensation program. The purpose of the review is to ensure that the Company's executive compensation program is meeting the objectives listed above. In its review, the Compensation Committee considers data submitted by management and external data, including compensation surveys.

     Executive compensation at the Company has three components: base salary, annual incentive bonus and stock options. The Compensation Committee uses its discretion to set executive compensation at levels which, in its judgment, are warranted by external, internal and individual circumstances. In particular, the compensation program is designed to set total compensation potential (salary, annual bonus, and stock options) at a level similar to the level of total compensation paid to similarly positioned executives within the Company's compensation peer group. The Company does not currently have a policy with respect to the limit under Internal Revenue Code Section 162(m) on the deductibility of the qualifying compensation paid to its executives as it is likely that all such compensation will be deductible by the Company.

BASE SALARY

     The base salary of each of the executive officers, including the Chief Executive Officer, is targeted to be at or near the competitive median within the peer group. In determining an individual's base salary, the Compensation Committee considers the compensation levels of similar positions within the peer group, the responsibilities and performance of the individual executive officer and the Company's recent financial performance.

     Generally, salary decisions are made by the Compensation Committee near the beginning of each calendar year based upon evaluations and recommendations made by the Chief Executive Officer. The Chief Executive Officer completes and submits to the Compensation Committee a performance appraisal for each executive officer. The appraisal typically assesses such individual's performance in the following areas: accountabilities of the position, individual goals and objectives, special projects and assignments, management skills and the achievement of an annual training/development plan. Generally, a salary recommendation is made based upon the individual's overall performance assessment and where the individual's salary falls within the range of salaries for similar positions in the peer group.

     For a majority of fiscal 1997, the executive salaries for all of the Company's executive officers were reduced by 10% as part of the Company's cost control measures. Effective June 1, 1997, after the salary reduction was lifted, the Company's executive officers (other than Mr. Elftmann), including those listed in the Summary Compensation Table, received merit increases.

ANNUAL INCENTIVE BONUS

     Executive officers and certain key employees are each eligible to receive an annual incentive bonus at the end of the fiscal year based upon the Company's financial performance. The purpose of this annual cash incentive program is to provide a direct financial incentive to executives and other key employees to meet or exceed the Company's annual corporate and divisional financial performance objectives and strategic goals.

     Each year a threshold, goal and maximum financial performance target (profit or operating income) are established for the Company and each of its three divisions. Generally, for each of the divisions and for the Company, threshold represents 85% of the goal target and maximum represents 120% of the goal target.

     All eligible participants are entitled to an award if the Company's threshold, goal or maximum profit target is achieved. The potential award for individuals with primarily corporate level responsibilities is based upon whether the Company's threshold, goal or maximum targets have been reached. However, individuals with primarily divisional responsibilities are eligible for an award based upon the achievement of that division's threshold, goal or maximum target even if the Company fails to reach its threshold target. A significant portion of such individual's total bonus potential is related to the division's profit performance.

     Beginning with the 1998 Incentive Plan, each individual participant is also eligible for a bonus based upon individual performance measurements ("MBO's"). However, for individuals whose performance is based upon the Company's financial performance an award for MBO's can be paid only if the Company's threshold target is achieved and for those with divisional responsibilities only if the weighted average of the Company and the division's financial performance equals or exceeds the threshold targets.

     Cash bonus awards at threshold, goal and maximum targets are calculated based upon a specified percentage of base salary determined primarily upon the individual's job level within the organization. An individual's potential annual incentive bonus at threshold, goal and maximum is determined near the beginning of the fiscal year by the Compensation Committee based upon recommendations made by the Chief Executive Officer, the Vice President, Human Resources, and the Chief Financial Officer.

     For fiscal 1997, awards were paid at the maximum level for the Chemical Management Division. The Microlithography and Surface Conditioning Divisions and the Company did not reach their threshold targets. Following fiscal year-end, annual incentive bonuses were paid to all participants eligible in the Chemical Management Division and approximately 55 individuals received such an award.

STOCK OPTIONS -- OPTION GRANTS

     Stock options are the principal vehicle used by the Company for the payment of long-term compensation. The Company awards stock options to align the interests of its executive officers and key personnel with those of its Shareholders and to increase the long-term value of the Company. Through deferred vesting, this component of the Company's compensation creates an incentive for individuals to remain with the Company. The objectives of stock option grants are to assist in the recruitment, motivation, and retention of key professional and managerial personnel as well as to reward eligible employees for outstanding performance and to provide a stock-based incentive to improve the Company's financial performance.

     Generally, stock options are granted to eligible employees from time to time based primarily upon the individual's actual and/or potential contributions and the Company's financial performance. To date, all stock options have been granted at or above fair market value. Generally, such options vest over a period of several years; however, for certain option grants, vesting is accelerated if certain financial performance objectives are met. Accordingly, an executive receiving an option generally is rewarded only if the market price of the Company's Common Stock appreciates. Stock options are authorized by the Compensation Committee. Since long-term options generally vest over time, the Company periodically grants new options to provide continuing incentives for future performance. The size of previous grants and the number of options held are considered by the Compensation Committee, but are not entirely determinative of future grants.

STOCK OPTIONS -- OPTION REPRICING

     Historically, the policy of the Compensation Committee has been to grant stock options periodically to key employees of the Company, including its executive officers. The exercise price of the stock option is set at the fair market value of the underlying stock on the date of grant. Accordingly, the stock options provide value to employees who are granted options only when the price of the Company's stock increases above the price on the date of grant.

     On September 25, 1996, the Compensation Committee determined to grant repriced options for all outstanding options which had an exercise price in excess of $11.625, which was the exercise price for the repriced options. The $11.625 per share exercise price represented the fair market value of the underlying stock on September 25, 1996. Pursuant to the terms of the repriced options, the unvested portion of all repriced options accepted and exchanged for the prior options was to be delayed by one year. The Compensation Committee's action was in response to the decline in the market price of the Company's stock during the preceding months which had effectively eliminated the incentive value of options with significantly higher exercise prices. The Compensation Committee's decision was based on a number of other factors including significant events that had taken place during the preceding months. These events included the loss of certain key employees by the Company, the concern over losing additional skilled employees, the resulting loss of incentives, and the subsequent negative impact these events could have on the Company's operating results and financial condition. In addition, the Compensation Committee wanted to retain key employees who were critical to the Company's long range success particularly given the various cost control measures which were implemented at about the same time including mandatory furlough days, salary freezes, and salary reductions in executive officers' pay. The Compensation Committee determined that the repriced options were appropriate long-term incentives for valued employees. However, the Compensation Committee did not replace or reprice outstanding options held by non-employee directors under the terms of the Company's stock option grants to directors.

     As detailed in the Ten-Year Option Repricing table below, the repricing on September 25, 1996 resulted in the issuance of repriced options with an exercise price of $11.625 per share for all existing stock options with an exercise price in excess of $11.625 per share. A total of 451,817 options, with exercise prices ranging from $12.25 to $29.00 per share, were repriced, including 127,500 options held by current executive officers and 17,500 options held by former executive officers.

     The following table presents information on the repricing of stock options of any executive officer employed by the Company during the last ten fiscal years.

                            FSI INTERNATIONAL, INC.
                           TEN-YEAR OPTION REPRICING
                         HELD BY ANY EXECUTIVE OFFICER

                                                                 MKT PRICE                             LENGTH OF
                                                       NO. OF     AT TIME     EXERCISE      NEW      ORIGINAL TERM
                                         REPRICING    OPTIONS        OF       PRICE AT    EXERCISE    REMAINING AT
                 NAME                       DATE      REPRICED   REPRICING    REPRICING    PRICE     REPRICING DATE
---------------------------------------  ----------   --------   ----------   ---------   --------   --------------
JOEL A. ELFTMANN                         09/25/1996         0     $11.6250          --          --        --
  Chairman, President and
  Chief Executive Officer
ROBERT E. CAVINS                         09/25/1996    10,000     $11.6250     $15.969    $11.6250   8 yrs,  5 mo.
  Executive Vice President;              09/25/1996     7,500     $11.6250     $20.500    $11.6250   9 yrs,  1 mo.
  President, Chemical Management
  Division
BENJAMIN J. SLOAN                        09/25/1996    10,000     $11.6250     $15.969    $11.6250   8 yrs,  5 mo.
  Executive Vice President;              09/25/1996     7,500     $11.6250     $20.500    $11.6250   9 yrs,  1 mo.
  President, Microlithography Division
DALE A. COURTNEY                         09/25/1996    10,000     $11.6250     $15.969    $11.6250   8 yrs,  5 mo.
  Executive Vice President;              09/25/1996     7,500     $11.6250     $20.500    $11.6250   9 yrs,  1 mo.
  President, Surface Conditioning
  Division
BENNO G. SAND                            09/25/1996    10,000     $11.6250     $15.969    $11.6250   8 yrs,  5 mo.
  Executive Vice President;              09/25/1996     7,500     $11.6250     $20.500    $11.6250   9 yrs,  1 mo.
  Chief Financial Officer and            11/27/1990     5,000     $ 0.9375     $ 3.250    $ 0.9375   4 yrs, 11 mo.
  Secretary                              11/27/1990    14,000     $ 0.9375     $ 3.625    $ 0.9375   6 yrs, 11 mo.
                                         11/27/1990    12,000     $ 0.9375     $ 3.750    $ 0.9375   8 yrs,  9 mo.
                                         11/27/1990    10,000     $ 0.9375     $ 2.125    $ 0.9375   9 yrs,  3 mo.
CHARLES R. WOFFORD                       09/25/1996    15,000     $11.6250     $15.875    $11.6250   8 yrs,  5 mo.
  Vice Chairman                          09/25/1996     7,500     $11.6250     $15.970    $11.6250   8 yrs,  5 mo.
PETER A. POPE                            09/25/1996    10,000     $11.6250     $15.969    $11.6250   8 yrs,  5 mo.
  Executive Vice President,              09/25/1996     7,500     $11.6250     $20.500    $11.6250   9 yrs,  1 mo.
  Marketing, Account                     11/27/1990    10,000     $ 0.9375     $ 3.250    $ 0.9375   4 yrs, 11 mo.
  Management and Quality                 11/27/1990    10,000     $ 0.9375     $ 3.625    $ 0.9375   6 yrs,  0 mo.
                                         11/27/1990     4,000     $ 0.9375     $ 3.625    $ 0.9375   7 yrs,  8 mo.
                                         11/27/1990    10,000     $ 0.9375     $ 3.750    $ 0.9375   8 yrs,  9 mo.
                                         11/27/1990    20,000     $ 0.9375     $ 2.125    $ 0.9375   9 yrs,  3 mo.
J. WAYNE STEWART                         09/25/1996    10,000     $11.6250     $15.969    $11.6250   8 yrs,  5 mo.
  Executive Vice President,              09/25/1996     7,500     $11.6250     $20.500    $11.6250   9 yrs,  1 mo.
  Operations
TIMOTHY D. KRIEG(1)                      09/25/1996    10,000     $11.6250     $15.969    $11.6250   8 yrs,  5 mo.
  Former Vice President,                 09/25/1996     7,500     $11.6250     $20.500    $11.6250   9 yrs,  1 mo.
  Human Resources                        11/27/1990    14,000     $ 0.9375     $ 3.625    $ 0.9375   6 yrs, 11 mo.
                                         11/27/1990    10,000     $ 0.9375     $ 3.750    $ 0.9375   8 yrs,  9 mo.
                                         11/27/1990    10,000     $ 0.9375     $ 2.125    $ 0.9375   9 yrs,  3 mo.
DON C. BURKMAN(2)                        11/27/1990    20,000     $ 0.9375     $ 3.250    $ 0.9375   4 yrs, 11 mo.
  Former Vice President,                 11/27/1990    10,000     $ 0.9375     $ 3.625    $ 0.9375   6 yrs,  0 mo.
  Technology & Development               11/27/1990    10,000     $ 0.9375     $ 3.750    $ 0.9375   8 yrs,  9 mo.
                                         11/27/1990    10,000     $ 0.9375     $ 2.125    $ 0.9375   9 yrs,  3 mo.
WAYNE J. HUBIN(1)                        11/27/1990     6,000     $ 0.9375     $ 3.625    $ 0.9375   6 yrs, 11 mo.
  Former Vice President,                 11/27/1990     4,000     $ 0.9375     $ 3.625    $ 0.9375   7 yrs,  8 mo.
  Operations                             11/27/1990    20,000     $ 0.9375     $ 3.750    $ 0.9375   8 yrs,  9 mo.
                                         11/27/1990    20,000     $ 0.9375     $ 2.125    $ 0.9375   9 yrs,  3 mo.

                                                                 MKT PRICE                             LENGTH OF
                                                       NO. OF     AT TIME     EXERCISE      NEW      ORIGINAL TERM
                                         REPRICING    OPTIONS        OF       PRICE AT    EXERCISE    REMAINING AT
                 NAME                       DATE      REPRICED   REPRICING    REPRICING    PRICE     REPRICING DATE
---------------------------------------  ----------   --------   ----------   ---------   --------   --------------
RICHARD H. JACKSON(2)                    11/27/1990    21,562     $ 0.9375     $ 2.540    $ 0.9375   4 yrs,  1 mo.
  Former President and Chief             11/27/1990    13,916     $ 0.9375     $ 3.250    $ 0.9375   4 yrs, 11 mo.
  Executive Officer                      11/27/1990    16,084     $ 0.9375     $ 3.625    $ 0.9375   3 yrs,  1 mo.
                                         11/27/1990    11,500     $ 0.9375     $ 3.625    $ 0.9375   6 yrs,  0 mo.
                                         11/27/1990    20,000     $ 0.9375     $ 3.750    $ 0.9375   8 yrs,  9 mo.
                                         11/27/1990    20,000     $ 0.9375     $ 2.125    $ 0.9375   9 yrs,  3 mo.

---------------------------
(1) Not currently an executive officer of the Company, but was an executive officer of the Company at the time of the repricing.

(2) No longer employed by the Company, but was an executive officer of the Company at the time of the repricing.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

     The Compensation Committee determines Mr. Elftmann's compensation package in accordance with the methodology described above. In evaluating and setting the CEO's target annual compensation the Committee reviews the Company's business and financial performance. That review is based upon a number of factors including sales, earnings, divisional growth, backlog, market share, return on equity and total Shareholder return. The Committee does not assign relative weights or rankings to these factors, but instead makes a subjective determination based upon a consideration of all of these factors as well as the progress made with respect to the Company's long-term goals and strategies.

Base Salary

     Mr. Elftmann did not receive an increase in base salary in fiscal 1997. In connection with certain cost control measures instituted in early fiscal 1997, Mr. Elftmann and the other officers agreed to a 10% reduction in their base salary which was in place until May 25, 1997.

Incentive Bonus

     Each year, Mr. Elftmann's potential incentive bonus at the threshold, goal and maximum financial performance targets is established by the Compensation Committee in relation to the Company's financial goals and reflects its determination of what is an appropriate incentive by putting a substantial portion of his compensation at risk. For fiscal 1997, Mr. Elftmann did not receive an incentive award since the Company did not reach its threshold target.

Stock Options

     As with other members of management, Mr. Elftmann is periodically awarded stock options. Mr. Elftmann was granted a stock option for 20,000 shares at the price of $12.00 per share in April of 1997 pursuant to the guidelines and procedures described above. The options vest over four years.

       JAMES A. BERNARDS      TERRENCE W. GLARNER      ROBERT E. LORENZINI

         Members of the Compensation and Omnibus Stock Plan Committees

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Chief Executive Officer and the four other most highly compensated executive officers as of the fiscal year ended August 30, 1997 for services in all capacities as well as compensation earned by such person for the previous two fiscal years (if the person was an executive officer during any part of such fiscal year):

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION                LONG TERM COMPENSATION
                                           --------------------------------   -----------------------------------
                                                                                       AWARDS             PAYOUTS
                                                                              -------------------------   -------
                                                                              RESTRICTED
                                                               OTHER ANNUAL     STOCK       SECURITIES     LTIP      ALL OTHER
            NAME AND              FISCAL   SALARY     BONUS    COMPENSATION    AWARD(S)     UNDERLYING    PAYOUTS   COMPENSATION
       PRINCIPAL POSITION          YEAR      ($)       ($)         (1)           ($)       OPTIONS/SARS     ($)        ($)(2)
--------------------------------  ------   -------   -------   ------------   ----------   ------------   -------   ------------
Joel A. Elftmann,                  1997    327,167       -0-       --            -0-          20,000        -0-        49,001
  Chairman, President and          1996    305,480    65,891       --            -0-             -0-        -0-        47,906
  Chief Executive Officer          1995    257,027   128,514       --            -0-          20,000        -0-        47,384
Dr. Robert E. Cavins,              1997    165,807    29,845       --            -0-          37,500        -0-        19,120
  Executive Vice President;        1996    169,711    67,154       --            -0-           7,500        -0-        19,136
  President, Chemical              1995    140,359    28,072       --            -0-          30,000        -0-        19,208
  Management Division
Dale A. Courtney,                  1997    176,334       -0-       --            -0-          37,500        -0-        22,378
  Executive Vice President;        1996    182,313    19,531       --            -0-           7,500        -0-        23,423
  President, Surface               1995    142,384    71,192       --            -0-          30,000        -0-        22,746
  Conditioning Division
Benno G. Sand,                     1997    175,404       -0-       --            -0-          37,500        -0-        22,378
  Executive Vice President,        1996    199,037    42,237       --            -0-           7,500        -0-        22,676
  Chief Financial Officer and      1995    152,352    76,181       --            -0-          30,000        -0-        23,332
  Secretary
Dr. Benjamin J. Sloan,             1997    191,537       -0-       --            -0-          37,500        -0-        31,978
  Executive Vice                   1996    194,080    76,446       --            -0-           7,500        -0-        22,423
  President; President,            1995    167,681    68,749       --            -0-          30,000        -0-        22,746
  Microlithography Division

---------------------------
(1) Disclosure is not required by applicable SEC rules, as the aggregate amount of perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the total salary and bonus for any of the Named Executives.

(2) Compensation reported represents: (a) the estimated dollar value of Company contributions to the Company's defined contribution pension plan based upon such individual's earnings for the year being reported; (b) the dollar value of premiums paid by the Company on split-dollar life insurance; and (c) the Company's profit sharing contribution to the 401(k) Plan made in fiscal 1995 for the 1994 Plan (calendar) year, in fiscal 1996 for the 1995 Plan (calendar) year, and in fiscal 1997 for the 1996 Plan (calendar) year. The dollar value of each benefit for the fiscal year ended August 30, 1997 is:
    J. Elftmann, (a) $6,400, (b) $41,623, (c) $978; R. Cavins, (a) $6,400, (b)
    $11,742, (c) $978; D. Courtney, (a) $6,400, (b) $15,000, (c) $978; B. Sand,
    (a) $6,400, (b) $15,000, (c) $978; and B. Sloan, (a) $6,400, (b) $24,600,
    (c) $978.

                                 STOCK OPTIONS

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth individual grants of stock options made to the Named Executives during the fiscal year ended August 30, 1997.

                                                                                                       POTENTIAL REALIZABLE
                                                                                                         VALUE AT ASSUMED
                                                                                                         ANNUAL RATES OF
                                           PERCENT OF TOTAL                                          STOCK PRICE APPRECIATION
                                             OPTIONS/SARS                                               FOR OPTION TERM(3)
                         OPTIONS/SARS    GRANTED TO EMPLOYEES      EXERCISE                          ------------------------
        NAME               GRANTED          IN FISCAL YEAR       OR BASE PRICE    EXPIRATION DATE       5%             10%
---------------------    ------------    --------------------    -------------    ---------------    ---------      ---------
Joel A. Elftmann          20,000(2)              1.96%              $12.000           4/30/07         $150,935       $382,498
Robert E. Cavins          17,500(1)              1.72%              $11.625           9/25/06         $127,941       $324,227
                          20,000(2)              1.96%              $12.000           4/30/07         $150,935       $382,498
Benjamin J. Sloan         17,500(1)              1.72%              $11.625           9/25/06         $127,941       $324,227
                          20,000(2)              1.96%              $12.000           4/30/07         $150,935       $382,498
Dale A. Courtney          17,500(1)              1.72%              $11.625           9/25/06         $127,941       $324,227
                          20,000(2)              1.96%              $12.000           4/30/07         $150,935       $382,498
Benno G. Sand             17,500(1)              1.72%              $11.625           9/25/06         $127,941       $324,227
                          20,000(2)              1.96%              $12.000           4/30/07         $150,935       $382,498

---------------------------
(1) These options were granted under the Company's 1994 Omnibus Stock Plan and represent repriced options pursuant to the determination made by the Compensation Committee to offer to employees repriced options as more fully described in the Compensation Committee Report appearing elsewhere in this Proxy Statement.

(2) All of these options were granted under the Company's 1997 Omnibus Stock Plan. One-fourth of the options granted will vest on each of the first four anniversaries of the date of grant. All options were granted at fair market value on the date of grant and have a term of ten years. Generally all of the options will become fully exercisable upon approval by the Company's Shareholders of a merger, plan of exchange, sale of substantially all of the Company's assets or plan of liquidation.

(3) We recommend caution in interpreting the financial significance of these figures. They are calculated by multiplying the number of options granted by the difference between a future hypothetical stock price and the option exercise price and are shown pursuant to rules of the SEC. They assume the value of Company stock appreciates 5% or 10% each year, compounded annually, for the term of each option and do not take into account any taxes that would be due. They are not intended to forecast possible future appreciation, if any, of such stock price or to establish a present value of options. Also, if appreciation does occur at the 5% or 10% per year rate, the amounts shown would not be realized by the recipients until the end of the option term.

                  (THIS SPACE HAS BEEN LEFT BLANK INTENTIONALLY.)

     The following table shows, as to the Named Executives, information concerning stock options exercised and the value of options held by such persons at the end of fiscal 1997 including those listed in the table above.

              AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 1997
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                  NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED                IN-THE-MONEY
                         SHARES ACQUIRED                         OPTIONS/SARS AT FISCAL                OPTIONS/SARS
                           ON EXERCISE      VALUE REALIZED              YEAR-END                 AT FISCAL YEAR-END($)(3)
        NAME                  (NO.)             ($)(1)        EXERCISABLE(2)/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
---------------------    ---------------    --------------    ----------------------------       -------------------------
Joel A. Elftmann             26,000            311,350           13,333          26,667            92,664         176,336
Robert E. Cavins                  0                  0           34,133          43,367           339,664         298,149
Dale A. Courtney                  0                  0          113,799          43,367         1,660,986         298,149
Benno G. Sand                21,000            336,000           44,133          43,367           497,164         298,149
Benjamin J. Sloan                 0                  0          124,133          43,367         1,800,914         298,149

---------------------------
(1) Represents market value of underlying securities on date of exercise less the exercise price.

(2) Includes options exercisable within 60 days of fiscal year end.

(3) Represents market value of underlying securities at fiscal year end ($18.50 per share) less the exercise price.

CHANGE IN CONTROL AGREEMENTS

     The Company has entered into Management Agreements (the "Agreements") with each of the Named Executives. The Agreements are operative only upon the occurrence of certain changes in control of the Company. Absent a change in control, the Agreements do not require the Company to retain the executive officers or to pay them any specified level of compensation or benefits.

     Each Agreement provides that if, within two years after a change in control, the executive officer's employment is terminated by the Company other than (i) for cause, (ii) on account of the death, disability or retirement of the executive, or (iii) except for the Agreements entered into with Joel A. Elftmann, Benjamin J. Sloan and Benno G. Sand, voluntarily by the executive (other than voluntary terminations following events that constitute a "Constructive Involuntary Termination" (as defined in the Agreements, and including compensation reductions, demotions, relocations and excessive travel)), the executive is entitled to receive a lump sum severance payment.

     The amount of the lump sum severance payment is equal to one times (or, in the case of Messrs. Elftmann, Sand and Sloan, one and one-half times) the individual's highest rate of compensation during the 12 months immediately preceding the change in control, and payment of a bonus at the "Plan" level for that Plan Year or a specified percentage of the lump sum payment if no plan is then in effect. The Agreements also allow the Named Executive to continue his participation in certain insurance and other benefit plans of the Company for two years following a change in control. If a change in control of the Company occurred and resulted in the termination of a Named Executive, giving rise to payments under these Agreements as of December 1, 1997, the approximate amounts payable to the Named Executives would be as follows: Mr. Elftmann $661,500; Dr. Cavins $245,000; Mr. Courtney $259,000; Mr. Sand $388,500; and Dr. Sloan $399,000.

                               PERFORMANCE GRAPH

     The graph below compares the performance of the Company's Common Stock to cumulative five year performance on the Nasdaq Stock Market -- U.S. Companies ("Nasdaq-US"), the Company's prior peer group index (the "Former Peer Index") and a new Company-determined peer group index (the "New Peer Index") over the period of August 31, 1992 through August 31, 1997.

     For several years, the Company has used a self-selected peer group index of companies that manufacture equipment used in the microelectronics industry (the Former Peer Index) as there is no published industry or line of business index that the Company believes is appropriate for comparison purposes. The Former Peer Index consists of Applied Materials, Inc., KLA-Tencor Corporation, Lam Research Corporation, LTX Corporation, Novellus Systems, Inc., and Silicon Valley Group, Inc. Given recent industry changes and following an evaluation of the members of this group, the Company has determined to use a somewhat different group (the New Peer Index) which consists of the following companies:
Applied Materials, Inc., Integrated Process Equipment Corporation, Lam Research Corporation, Novellus Systems, Inc., and Silicon Valley Group, Inc. (In addition, other companies which the Company currently intends to include in the New Peer Index once they have had a five year trading history include: ASM Lithography Holding NV; CFM Technologies, Inc.; GaSonics International, Inc.; Mattson Technology, Inc.; Semitool, Inc.; SpeedFam International, Inc.; SubMicron Systems Corporation; and Ultratech Stepper, Inc.).

     The chart below assumes that $100 was invested on August 31, 1992 in each of the Company's Common Stock, the Nasdaq-US, the Former Peer Index and the New Peer Index and that all dividends were reinvested. In addition, the graph weights the constituent companies on the basis of their respective market capitalizations measured at the beginning of each relevant time period.

                                   FSI
     Measurement Period       International,                   Former Peer       New Peer
   (Fiscal Year Covered)           Inc.        Nasdaq-U.S.        Index           Index
August 1992                              100             100             100             100
August 1993                              193             132             332             269
August 1994                              334             137             398             335
August 1995                             1173             185             829             737
August 1996                              391             209             375             327
August 1997                              673             291            1064             903

           PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS
                           (ITEM 2 ON THE PROXY CARD)

     The firm of KPMG Peat Marwick LLP, independent public accountants, has audited the financial statements of the Company since 1984. The Board has again selected KPMG Peat Marwick LLP to serve as the Company's independent auditors for the fiscal year ending August 29, 1998 subject to ratification by the Shareholders. While it is not required to do so, the Board is submitting the selection of KPMG Peat Marwick LLP for ratification in order to ascertain the view of the Company's Shareholders. If this selection is not ratified, the Audit Committee and the Board will reconsider such selection. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THE APPOINTMENT OF KPMG PEAT MARWICK LLP, UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

     A representative of KPMG Peat Marwick LLP will be present at the Meeting and will be afforded an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the Meeting.

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP.

            PROPOSAL TO AMEND THE FSI EMPLOYEES STOCK PURCHASE PLAN
                           (ITEM 3 ON THE PROXY CARD)

     The Board of Directors recently approved an amendment to the Company's Employees Stock Purchase Plan, as amended, (the "Stock Plan"), increasing the number of shares reserved thereunder from 1,200,000 to 1,550,000. The Shareholders are being asked to approve this amendment at the Meeting.

PURPOSE

     The purpose of the Stock Plan is to permit eligible employees (including officers) to purchase Common Stock of the Company through payroll deductions at a specified percentage of the Common Stock's fair market value. The Stock Plan is an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

ADOPTION OF THE STOCK PLAN AND PRIOR AMENDMENTS

     In 1990, the Company adopted the Stock Plan and reserved 200,000 shares for issuance thereunder. At the 1991 Annual Meeting of Shareholders, the number of shares of Common Stock reserved under the Stock Plan was increased to 400,000 shares. At the 1992 Annual Meeting of Shareholders, the number of shares available for distribution was increased to 600,000, and at the 1993 Annual Meeting of Shareholders, the number of shares available for distribution was increased to 1,000,000. At the 1995 Annual Meeting, the number of shares authorized under the Plan was increased from 1,000,000 to 1,200,000 and the definition of "Affiliate" was modified to allow the Board discretion in determining which affiliates of the Company (and therefore its employees) would be eligible to participate in the Stock Plan.

ADMINISTRATION

     The Stock Plan is administered by a committee appointed by the Board (the "Stock Plan Committee"), consisting of not less than three members. Current members are James A. Bernards, Terrence W. Glarner and Charles R. Wofford. (Effective January 28, 1998 it will be administered by the Compensation Committee which will have responsibility for administering all of the Company's stock based plans). No person may participate in the Stock Plan while a member of the Stock Plan Committee, and no person shall become a member of the Stock Plan Committee, if, within one year prior to becoming a member, that person shall have been eligible (i) to be a participant in the Stock Plan, or (ii) for selection as a person to whom stock might be allocated or to whom stock options or stock appreciation rights might be granted pursuant to any other plan of the Company or any of its affiliates entitling the participants therein to acquire stock, stock options or stock appreciation rights of the Company or any of its affiliates. Subject to the express provisions of the Stock Plan, the Stock Plan Committee, by majority action, is authorized to interpret, prescribe, amend and rescind rules relating to the Stock Plan, and to make all other determinations necessary or advisable for administration of the Stock Plan.

ELIGIBILITY AND NUMBER OF SHARES

     Up to 1,200,000 shares of Common Stock are available for distribution under the Stock Plan (of which approximately 869,414 have already been distributed), subject to appropriate adjustments by the Stock Plan Committee in the event of certain changes in the outstanding shares of Common Stock by reason of a stock dividend, stock split, combination, recapitalization or reclassification. If the amendment to the Stock Plan is approved by the Shareholders, up to an additional 350,000 shares of Common Stock will be available for distribution under the Stock Plan (subject to adjustments as described above). Shares delivered pursuant to the Stock Plan shall be newly issued Common Stock of the Company.

     Any employee of the Company or its subsidiaries (including officers and any directors who are also employees) is eligible to participate in the Stock Plan so long as such employee was eligible to participate on the date preceding a stock purchase period (December 31st or June 30th) under the Stock Plan.

     No eligible employee may be granted the right to purchase Common Stock under, or otherwise participate in, the Stock Plan if after the purchase such employee would own (or have the right to purchase) stock of the Company possessing five percent or more of the total combined voting power or value of all classes of stock of the Company.

     As of December 1, 1997, approximately 1,030 employees were eligible to participate in the Stock Plan.

PARTICIPATION

     An eligible employee who elects to participate in the Stock Plan may contribute funds for the purchase of Common Stock under the Stock Plan by electing to direct his or her employer to withhold from one to 10 percent of that employee's "Base Earnings" (as defined in the Stock Plan).

     A participant may elect to reduce (but not increase) the rate of withholding or to make no further deductions all as set forth in greater detail in the Stock Plan. Amounts withheld are held by the participant's employer until the end of the applicable stock purchase period (January 1 to June 30 and July 1 to December 31) and are automatically applied to purchase Common Stock of the Company unless the participant elects in writing to receive a refund pursuant to rules adopted by the Stock Plan Committee and as set forth in the Stock Plan.

PURCHASE OF STOCK

     Amounts withheld from (and not refunded to) a participant in the Stock Plan are used to purchase Common Stock of the Company as of the last business day of the stock purchase period at a price equal to 85 percent of the lesser of the fair market value (as defined in the Stock Plan) of a share of Common Stock on either the first or last business day of the stock purchase period. All amounts so withheld are used to purchase the largest number of full shares of Common Stock purchasable with such amount, unless the participant has properly notified the Stock Plan Committee in advance that he or she elects to have less than the entire amount contributed by such participant used to purchase shares in the Stock Plan or to receive the entire amount in cash. Any amount not capable of being used to purchase full shares of Common Stock will be carried over to the next stock purchase period for the account of the participant.

     As soon as practicable after the close of the stock purchase period, the Company is required to issue and to deliver to participants certificates representing the respective shares of Common Stock purchased under the Stock Plan, at which time participants shall have privileges as Shareholders with respect to such shares.

     No participant in the Stock Plan may purchase Common Stock under the Stock Plan and all other employee stock purchase plans of the Company and any subsidiaries at a rate in excess of $25,000 of the fair market value of such stock (determined at the time the option to purchase stock is granted) for the calendar year in which any such option to purchase stock granted to such participant is outstanding at any time.

DEATH, DISABILITY, RETIREMENT OR OTHER TERMINATION OF EMPLOYMENT

     No shares of Common Stock may be purchased by a participant with respect to a stock purchase period if the participant's employment terminates more than three months prior to the end of such stock purchase period. Any amount withheld from or otherwise contributed by such a participant during the stock purchase period is repaid to the participant with interest due, if any. If a participant dies at any time during a stock purchase period, any amount withheld from or otherwise contributed by such a participant is repaid to the participant's personal beneficiary with interest due, if any.

RIGHTS NOT TRANSFERABLE

     The rights of a participant in the Stock Plan are exercisable only by the participant during his or her lifetime. No right or interest of any participant in the Stock Plan is assumable, transferable or subject to any lien, directly or indirectly, by operation of law or otherwise.

AMENDMENT OR MODIFICATION

     The Board of the Company may at any time terminate, amend or modify the Stock Plan, provided that approval by the Shareholders of the Company is required to (i) increase the total amount of Common Stock awarded under the Stock Plan (except for adjustments in the outstanding shares of Common Stock by reason of a stock dividend or split, combination, recapitalization, or reclassification), (ii) change the Class of employees eligible to participate in the Stock Plan, (iii) withdraw the administration of the Stock Plan from the Plan's Committee, (iv) permit any member of the Stock Plan Committee to be eligible to participate in the Stock Plan or (v) extend the duration of the Stock Plan.

FEDERAL TAX CONSIDERATION

     The Company has been advised by its counsel that the stock acquired under the Stock Plan generally will result in the following tax events for United States Citizens under current United States Federal Income Tax laws: No income will be recognized by participants due to their purchase of shares under the Stock Plan until the disposal of those shares. Participants who hold their shares for more than eighteen months will have ordinary income in the year of disposition equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition over the purchase price paid by the participant or (ii) 15% of the fair market value of the shares on the first day of the applicable stock purchase period. If the holding period has been satisfied when the participant disposes of the shares, the Company will not be entitled to any deduction in connection with the disposition of the shares.

     Participants who dispose of their shares within the eighteen-month period after the shares are transferred to them will be considered to have realized ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the date they were purchased by the participant and the price paid by the participant. If such dispositions occur, the Company generally will be entitled to a deduction at the same time and in the same amount as the participants who make those dispositions are deemed to have realized as ordinary income.

     Participants will have a basis in their shares equal to the purchase price of their shares plus any amount that must be treated as ordinary income at the time of their disposition of the shares. Any additional gain or loss realized on the disposition of shares acquired under the Stock Plan in excess of the basis will be capital gain or loss.

RESTRICTION ON RESALE

     Certain officers and directors of the Company are deemed to be "affiliates" of the Company as that term is defined under the Securities Act. Common Stock acquired under the Stock Plan by an affiliate may only be reoffered or resold pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE AMENDMENT TO THE FSI INTERNATIONAL, INC. EMPLOYEES STOCK PURCHASE PLAN

               PROPOSAL TO AMEND THE FSI 1997 OMNIBUS STOCK PLAN
                           (ITEM 4 ON THE PROXY CARD)

AMENDMENT TO FSI 1997 OMNIBUS STOCK PLAN

     The Company's 1997 Omnibus Stock Plan (the "1997 Omnibus Plan") was approved by the Board effective December 2, 1996 and by the Shareholders of the Company on January 22, 1997. To date, approximately 0 shares have been issued, 731,750 shares are subject to outstanding options, and only 268,250 shares remain available for issuance. To accommodate the increase in the number of employees participating in the 1997 Omnibus Plan and to enable the Company to continue to offer such persons the opportunity to realize stock appreciation and facilitate stock ownership in the Company as well as facilitate the recruitment or retention of high-caliber individuals to key management positions, the Board has approved an amendment to the 1997 Omnibus Plan to increase the number of shares reserved for issuance by an additional 750,000 shares, subject to Shareholder approval. The Shareholders are being asked to approve such amendment at the Meeting.

     The Compensation Committee of the Board of Directors and the Board of Directors continue to believe that stock-based compensation programs are a key element in achieving the Company's continued financial and operational success. The Company's compensation programs have been designed to motivate representatives of the Company to work as a team to achieve the corporate goal of maximizing Shareholder return.

PURPOSE

     The purpose of the 1997 Omnibus Plan is to motivate key employees to produce a superior return to the Shareholders of the Company by offering such eligible personnel an opportunity to realize stock appreciation, by facilitating their stock ownership and by rewarding them for achieving a high level of corporate financial performance. In addition, the Stock Plan promotes the interests of the Company and its Shareholders by providing Outside Directors with an opportunity to acquire a proprietary interest in the Company, to compensate Outside Directors for their contributions to the Company and to aid in attracting and retaining Outside Directors. Options granted under the 1997 Omnibus Plan to Outside Directors are nonstatutory stock options that do not meet the requirements of Section 422 of the Internal Revenue Code.

ADMINISTRATION

     The 1997 Omnibus Plan is administered by the Omnibus Stock Plan Committee (the "Committee"). (Effective January 28, 1998 it will be administered by the Compensation Committee which will have responsibility for administering all of the Company's stock based plans). The Board has the authority to adopt, revise and waive rules relating to the 1997 Omnibus Plan and to determine the timing and identity of participants, the amount of any awards, and other terms and conditions of awards. The Committee may delegate its responsibilities under the 1997 Omnibus Plan to members of management of the Company or to others with respect to the selection and grants of awards to employees of the Company who are not deemed to be officers, directors or 10% Shareholders of the Company under applicable Federal securities laws. Certain grants of options and the amount and nature of the awards to be granted to Outside Directors are automatic. Because the Plan has two basic components, Outside Director options and discretionary options for employees and consultants, the terms of which are substantially different, these two separate components of the Stock Plan are described separately below.

A. AWARDS TO EMPLOYEES AND CONSULTANTS

ELIGIBILITY AND NUMBER OF SHARES

     All employees of the Company and its affiliates are eligible to receive awards under the 1997 Omnibus Plan at the discretion of the Committee. Nonstatutory stock options under the 1997 Omnibus Plan also may be awarded by the Committee to individuals or entities that are not employees but who provide services to the Company or its affiliates in capacities such as advisers, directors, and consultants. The Company and its affiliates presently have approximately 1,375 employees.

     The total number of shares of Company Common Stock currently available for distribution under the 1997 Omnibus Plan is 1,000,000 (subject to adjustment for future stock splits, stock dividends and similar changes in the capitalization of the Company). No more than 100,000 shares pursuant to a stock option or a stock appreciation right may be granted to any one individual under the 1997 Omnibus Plan in any calendar year. Subject to this limitation, there is no limit on the number of shares in respect of which awards may be granted by the Committee to any person.

     The 1997 Omnibus Plan provides that all awards are subject to agreements containing the terms and conditions of the awards. Such agreements will be entered into by the recipients of the awards and the Company on or after the time the awards are granted and are subject to amendment, including unilateral amendment by the Company unless such amendments are determined by the Committee to be materially adverse to the participant and are not required as a matter of law. Any shares of Company Common Stock subject to awards under the 1997 Omnibus Plan which are not used because the terms and conditions of the awards are not met may be reallocated under the 1997 Omnibus Plan as though they had not previously been awarded, unless such shares were used to calculate the value of stock appreciation rights which have been exercised.

TYPES OF AWARDS

     The types of awards that may be granted under the 1997 Omnibus Plan include restricted and unrestricted stock, incentive and nonstatutory stock options, stock appreciation rights, performance units, and other stock-based awards. Subject to the restrictions described in this Proxy Statement with respect to incentive stock options, such awards are exercisable by the participants at such times as are determined by the Committee. Except as noted below, during the lifetime of a person to whom an award is granted, only that person (or that person's legal representative) may exercise an option or stock appreciation right, or receive payment with respect to performance units or any other award. No award may be sold, assigned, transferred, exchanged or otherwise encumbered other than pursuant to a qualified domestic relations order. However, the Committee may provide (i) that an award shall be transferable to a successor in the event of a participant's death, or (ii) that an award (other than incentive stock options) may be transferable to members of the participant's immediate family or to one or more trusts for the benefit of such family members or partnerships in which such family members are the only partners, if the participant does not receive any consideration for the transfer.

     In addition to the general characteristics of all of the awards described in this Proxy Statement, the basic characteristics of each type of award that may be granted to an employee (and in some cases, a consultant, director, or other advisor) under the 1997 Omnibus Plan are as follows:

RESTRICTED AND UNRESTRICTED STOCK, AND OTHER STOCK-BASED AWARDS

     The Committee is authorized to grant, either alone or in conjunction with other awards, stock and stock-based awards. The Committee shall determine the persons to whom such awards are made, the timing and amount of such awards, and all other terms and conditions. Company Common Stock granted to participants may be unrestricted or may contain such restrictions, including provisions requiring forfeiture and imposing restrictions upon stock transfer, as the Committee may determine. Unless forfeited, the recipient of restricted Common Stock will have all other rights of a Shareholder, including without limitation, voting and dividend rights. The 1997 Omnibus Plan provides that no more than 100,0000 shares in the form of restricted stock and 25,000 shares in the form of unrestricted stock can be issued under the 1997 Omnibus Plan.

     To date no such awards have been made under the Plan nor are any currently contemplated.

INCENTIVE AND NONSTATUTORY STOCK OPTIONS

     Both incentive stock options and nonstatutory stock options may be granted to participants at such exercise prices as the Committee may determine but not less than 100% of the fair market value (as defined in the 1997 Omnibus Plan) of the underlying stock as of the date the option is granted. Stock options may be granted and exercised at such times as the Committee may determine, except that unless applicable Federal tax laws are modified, (i) no incentive stock options may be granted more than 10 years after the effective date of the 1997 Omnibus Plan, (ii) an incentive stock option shall not be exercisable more than 10 years after the date of grant and (iii) the aggregate fair market value of the shares of Company Common Stock with respect to which incentive stock options held by an employee under the 1997 Omnibus Plan and any other plan of the Company or any affiliate may first become exercisable in any calendar year may not exceed $100,000. Additional restrictions apply to an incentive stock option granted to an individual who beneficially owns 10% or more of the outstanding shares of the Company.

     The purchase price for stock purchased upon the exercise of the options may be payable in cash, in stock having a fair market value on the date the option is exercised equal to the option price of the stock being purchased or in a combination of cash and stock, as determined by the Committee. The Committee may permit optionees to simultaneously exercise options and sell the stock purchased upon such exercise pursuant to brokerage or similar relationships and use the sale proceeds to pay the purchase price. The Committee may provide, at or after the grant of a stock option, that a 1997 Omnibus Plan participant who surrenders shares of stock in payment of an option shall be granted a new incentive or nonstatutory stock option covering a number of shares equal to the number of shares so surrendered.

     In addition, options may be granted under the 1997 Omnibus Plan to employees of entities acquired by the Company in substitution of options previously granted to them by the acquired entity.

STOCK APPRECIATION RIGHTS AND PERFORMANCE UNITS

     The value of a stock appreciation right granted to a participant is determined by the appreciation in Company Common Stock, subject to any limitations upon the amount or percentage of total appreciation that the Committee may determine at the time the right is granted. The participant receives all or a portion of the amount by which the fair market value of a specified number of shares, as of the date the stock appreciation right is exercised, exceeds a price specified by the Committee at the time the right is granted. The price specified by the Committee must be at least 100% of the fair market value of the specified number of shares of Company Common Stock to which the right relates determined as of the date the stock appreciation right is granted. No stock appreciation right may be exercised less than six months from the date it is granted unless the participant dies or becomes disabled.

     Performance units entitle the participant to payment in amounts determined by the Committee based upon the achievement of specified performance targets during a specified term.

     Payments with respect to stock appreciation rights and performance units may be paid in cash, shares of Company Common Stock or a combination of cash and shares as determined by the Committee.

ACCELERATION OF AWARDS, LAPSE OF RESTRICTIONS, FORFEITURE

     The Committee may provide for the lapse of restrictions on restricted stock or other awards, accelerated exercisability of options, stock appreciation rights and other awards or acceleration of the term with respect to which the achievement of performance targets for performance units is determined in the event of a change in control of the Company, other fundamental changes in the corporate structure of the Company, the death of the participant or such other events as the Committee may determine. The Committee may provide that certain awards may be exercised in certain events after the termination of employment or death of the participant.

     The Committee may condition a grant upon the participant's agreement that in the event of certain occurrences, which may include a participant's competition with, unauthorized disclosure of confidential information of, or violation of the applicable business ethics policy or business policy of the Company or any of its affiliates, the awards paid to the participant within six months prior to the termination of employment of the participant (or their economic value) may be subject to forfeiture at the Committee's option.

ADJUSTMENTS, MODIFICATIONS, TERMINATION

     The 1997 Omnibus Plan gives the Committee discretion to adjust the kind and number of shares available for awards or subject to outstanding awards, the option price of outstanding options, and performance targets for, and payments under, outstanding awards of performance units in the event of mergers, recapitalizations, stock dividends, stock splits or other relevant changes. Adjustments in performance targets and payments on performance units are also permitted upon the occurrence of such other events as may be specified by the Committee, which may include changes in accounting practices of the Company or changes in the participant's title or employment responsibilities. The 1997 Omnibus Plan also gives the Board the right to terminate, suspend or modify the 1997 Omnibus Plan, except that amendments to the 1997 Omnibus Plan are subject to Shareholder approval if needed to comply with the incentive stock option provisions of Federal tax laws. Under the 1997 Omnibus Plan, the Committee may cancel outstanding options and stock appreciation rights generally in exchange for cash payments to the participants in the event of certain dissolutions, liquidations, mergers, statutory share exchanges or other similar events involving the Company.

B. OUTSIDE DIRECTOR OPTIONS

AGREEMENTS

     The 1997 Omnibus Plan provides that all options granted under the Plan be subject to agreements governing the terms and conditions of the awards. Such agreements will be entered into by the Outside Directors and the Company on or after the time the options are granted. Any shares of Common Stock subject to an option under the 1997 Omnibus Plan that are not used because the terms and conditions of the option are not met may be reallocated under the Plan as though they had not previously been awarded.

TYPES OF AWARDS

     There are two types of automatic option grants under the terms of the 1997 Omnibus Plan: Initial Outside Director Options, and Annual Outside Director Options.

     Initial Outside Director Options

     Each Outside Director first elected or appointed to the Board on or after January 22, 1997 is entitled to receive a single grant of an option, on the date such director first becomes a director, to purchase 10,000 shares of Common Stock.

     Subject to the prior expiration of an Initial Outside Director Option as described below, these options vest and become exercisable six months after the date of grant. In the event of a change in control of the Company (as defined in the 1997 Omnibus Plan), the death or permanent disability of an Outside Director, any Initial Outside Director Option held by such individual or his or her legal representative that was not previously exercisable shall become immediately exercisable in full.

     Annual Outside Directors Options

     For each Annual Meeting of Shareholders during the term of the 1997 Omnibus Plan, each Outside Director serving as an Outside Director of the Company immediately following such Annual Meeting shall be granted, by virtue of serving as an Outside Director of the Company, a nonstatutory stock option to purchase 4,000 shares of Common Stock (each, an "Annual Outside Director Option"). Such Annual Outside

Directors Options shall be deemed to be granted to each Outside Director immediately after such Annual Meeting and shall be granted regardless of whether or not such Outside Director previously received, or simultaneously receives, an Initial Outside Director Option. Initial Outside Director Options and Annual Outside Director Options together are hereinafter sometimes referred to as "Outside Director Options."

     Annual Outside Director Options shall vest and become exercisable cumulatively on an annual basis, as follows: one-third of the total number of shares of Common Stock subject to each such option shall become exercisable on each of the first and second anniversaries of the date of grant and the remaining Common Stock subject to such option shall become exercisable on the third anniversary of the date of grant. Each such option, to the extent exercisable, shall be exercisable in whole or in part.

     In the event of a change in control of the Company, the death or permanent disability of an Outside Director, any Annual Outside Director Options held by such individual or his or her legal representative that was not previously exercisable shall become immediately exercisable in full.

     Termination of Outside Director Options

     Each Outside Director Option granted pursuant to the 1997 Omnibus Plan and all rights to purchase Common Stock thereunder shall terminate on the earliest of:

        (i)   ten years after the date such option is granted;

        (ii) the expiration of the period specified in the agreement after the death or permanent disability of an Outside Director; or

        (iii) the date, if any, fixed for cancellation pursuant to the 1997 Omnibus Plan (e.g., in the event of a dissolution, liquidation or merger, etc.); or ninety days after the date the Outside Director ceases to be a director of the Company; provided, however, that the option shall be exercisable during this 90-day period only to the extent that option was exercisable as of the date the person ceases to be an Outside Director unless the cessation results from the director's death or permanent disability. Notwithstanding the preceding sentence, if an Outside Director who resigns or whose term expires then becomes a consultant or employee of the Company within ninety days of such resignation or term expiration, the Outside Director Options of such person shall continue in full force and effect.

In no event shall such option be exercisable at any time after its original expiration date. When an option is no longer exercisable, it shall be deemed to have lapsed or terminated and will no longer be outstanding.

     Purchase Price and Exercise of Outside Director Options

     All Outside Director Options granted pursuant to the Plan are nonstatutory stock options and the price per share of Common Stock subject to an Outside Director Option is 100% of the fair market value of the Company's Common Stock on the date of grant as defined in the 1997 Omnibus Plan.

     An Outside Director Option may be exercised in whole or in part by delivery of a written notice of exercise accompanied by payment in full of the exercise price in cash, in shares of previously acquired Common Stock having a fair market value at the time of exercise equal to the exercise price or a combination thereof.

     During the lifetime of an Outside Director only the Outside Director or his or her guardian or legal representative may exercise the option. An option may be assignable or transferable by the Outside Director to the extent authorized by the Committee. An option may be exercised after the death or permanent disability of the Outside Director by such individual's legal representatives, heirs, or legatees, but only within the period specified in the agreement relating to such Outside Director Options.

     Other Awards

     The Committee, in its discretion, may grant options or other Awards to an Outside Director, but only in substitution for Outside Director Options held by that director.

     To date no such awards have been granted and none are currently contemplated.

ADJUSTMENTS, MODIFICATIONS, TERMINATION

     The Committee may provide for the accelerated exercisability of Outside Director Options in the event of a change or control of the Company, other fundamental changes of the corporate structure of the Company, the death of the Outside Director or such other events as the Committee may determine. The Committee may also provide that certain awards may be exercised in certain events after the termination of services of the Outside Director or the death of the recipient.

     In addition, the termination of an Outside Director's award may be waived in the event that the Outside Director enters into a consulting or other advisory role with the Company which may, in some cases, involve entering into a non-compete agreement with the Company.

FEDERAL TAX CONSIDERATIONS

     The Company has been advised by its counsel that awards made under the 1997 Omnibus Plan generally will result in the following tax events for United States citizens under current United States Federal income tax laws:

RESTRICTED AND UNRESTRICTED STOCK

     Unless the participant files an election to be taxed under Section 83(b) of the Code, (a) the participant will not realize income upon the grant of restricted stock, (b) the participant will realize ordinary income, and the Company will be entitled to a corresponding deduction, when the restrictions have been removed or expire, and (c) the amount of such ordinary income and deduction will be the fair market value of the restricted stock on the date the restrictions are removed or expire. If the recipient files an election to be taxed under Section 83(b) of the Code, the tax consequences to the participant and the Company will be determined as of the date of the grant of the restricted stock rather than as of the date of the removal or expiration of the restrictions.

     With respect to awards of unrestricted stock, (a) the participant will realize ordinary income and the Company will be entitled to a corresponding deduction upon the grant of the unrestricted stock, and (b) the amount of such ordinary income and deduction will be the fair market value of such unrestricted stock on the date of the grant.

     When the participant disposes of restricted or unrestricted stock, the difference between the amount received upon such disposition and the fair market value of such shares on the date the recipient realizes ordinary income will be treated as a capital gain or loss.

INCENTIVE STOCK OPTIONS

     No taxable income to a participant will be realized, and the Company will not be entitled to any related deduction, at the time any incentive stock option is granted under the 1997 Omnibus Plan. If certain statutory employment and holding period conditions are satisfied before the participant disposes of shares acquired pursuant to the exercise of such an option, then no taxable income will result upon the exercise of such option and the Company will not be entitled to any deduction in connection with such exercise. Upon disposition of the shares after expiration of the statutory holding periods, any gain or loss realized by a recipient will be a capital gain or loss. The Company will not be entitled to a deduction with respect to a disposition of the shares by a participant after the expiration of the statutory holding periods.

     Except in the event of death, if shares acquired by a participant upon the exercise of an incentive stock option are disposed of by such participant before the expiration of the statutory holding periods (a "disqualifying disposition"), such participant will be considered to have realized as compensation, taxable as ordinary income in the year of disposition, an amount, not exceeding the gain realized on such disposition, equal to the difference between the exercise price and the fair market value of the shares on the date of exercise of the option. The Company will be entitled to a deduction at the same time and in the same amount as the participant is deemed to have realized ordinary income. Any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. If the participant pays the option price with shares that were originally acquired pursuant to the exercise of an incentive stock option and the statutory holding periods for such shares have not been met, the participant will be treated as having made a disqualifying disposition of such shares, and the tax consequences of such disqualifying disposition will be as described above.

     The foregoing discussion applies only for regular tax purposes. For alternative minimum tax purposes an incentive stock option will be treated as if it were a non-statutory stock option, the tax consequences of which are discussed below.

NONSTATUTORY STOCK OPTIONS

     A participant will realize no taxable income, and the Company will not be entitled to any related deduction, at the time any nonstatutory stock option is granted under the 1997 Omnibus Plan. At the time shares are transferred to the participant pursuant to the exercise of a nonstatutory stock option, the participant will realize ordinary income, and the Company will be entitled to a deduction, equal to the excess of the fair market value of the stock on the date of exercise over the option price. Upon disposition of the shares, any additional gain or loss realized by the participant will be taxed as a capital gain or loss.

STOCK APPRECIATION RIGHTS AND PERFORMANCE UNITS

     Generally (a) the participant will not realize income upon the grant of a stock appreciation right or performance unit award, (b) the participant will realize ordinary income, and the Company will be entitled to a corresponding deduction, in the year cash, shares of Common Stock or a combination of cash and shares are delivered to the participant upon exercise of a stock appreciation right or in payment of the performance unit award and (c) the amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of common stock received on the date they are received. The Federal income tax consequences of a disposition of unrestricted shares received by the participant upon exercise of a stock appreciation right or in payment of a performance unit award are the same as described above with respect to a disposition of unrestricted shares.

WITHHOLDING

     The 1997 Omnibus Plan permits the Company to withhold from cash awards, and to require a participant receiving Common Stock under the 1997 Omnibus Plan to pay the Company in cash, an amount sufficient to cover any required withholding taxes. In lieu of cash, the Committee may permit a participant to cover withholding obligations through a reduction in the number of shares delivered to such participant or a surrender to the Company of shares then owned by the participant.

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1997 OMNIBUS PLAN

                                 OTHER MATTERS

     As of the date of the Proxy Statement, management knows of no matters that will be presented for determination at the Meeting other than those referred to in this Proxy Statement. If any other matters properly come before the meeting, calling for a vote of Shareholders, the proxy holders have discretionary authority, unless it is expressly revoked, to vote all proxies in accordance with their best judgment.

                                 ANNUAL REPORTS

     THE ANNUAL REPORT OF THE COMPANY FOR FISCAL 1997 INCLUDING FINANCIAL STATEMENTS IS BEING MAILED WITH THIS PROXY STATEMENT. IT IS NOT TO BE DEEMED A PART OF THE PROXY SOLICITATION MATERIAL AND IS NOT INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS WHO WISH TO OBTAIN A COPY OF THE COMPANY'S FORM 10-K ANNUAL REPORT, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED AUGUST 30, 1997, MAY DO SO WITHOUT CHARGE BY WRITING TO BENNO G. SAND, CHIEF FINANCIAL OFFICER, AT THE COMPANY'S OFFICES, 322 LAKE HAZELTINE DRIVE, CHASKA, MINNESOTA 55318.

                                          By Order of the Board of Directors

                                          /s/ Benno G. Sand

                                          Benno G. Sand
                                          Secretary

PROXY                                                                     PROXY

                           FSI INTERNATIONAL, INC.


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


        The undersigned hereby appoints Joel A. Elftmann, Luke R. Komarek and Benno G. Sand, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes such Proxies to represent and to vote, as designated below, all the shares of common stock of FSI International, Inc. held of record by the undersigned on December 1, 1997, at the Annual Meeting of Shareholders to be held on January 27, 1998, or any adjournment thereof.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4. THE PROXIES ARE AUTHORIZED TO VOTE THIS PROXY IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

       (Continued, and to be completed and signed on the reverse side.)
--------------------------------------------------------------------------------

                            FSI INTERNATIONAL INC.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /X/

[                                                                             ]

                                          For     Withhold   For All
1. ELECTION OF THREE CLASS II DIRECTORS.  All        All     Except    2. RATIFICATION OF THE APPOINTMENT OF    For Withhold Against
   Nominees to serve as Class II          / /       / /       / /         KPMG PEAT MARWICK LLP as independent  / /   / /      / /
   Directors for a three year                                             auditors of the Company for the 1998
   term and until their respective                                        fiscal year.
   successor shall be elected and
   qualified are:                                                      3. APPROVAL OF THE AMENDMENT TO THE      For Withhold Against
                                                                          FSI INTERNATIONAL, INC. EMPLOYEES     / /   / /      / /
   NEIL R. BONKE, JOEL A. ELFTMANN AND                                    STOCK PURCHASE PLAN, as described in
   THOMAS D. GEORGE                                                       the accompanying Proxy Statement

   (To withhold authority to vote for any                              4. APPROVAL OF THE AMENDMENT TO THE      For Withhold Against
   individual nominee write that nominee's                                FSI INTERNATIONAL, INC. 1997 OMNIBUS   / /   / /      / /
   name on the line provided below and                                    STOCK PLAN, as described in the
   mark the appropriate box above.)                                       accompanying Proxy Statement.
   ---------------------------------------
                                                                          Please sign exactly as name appears on the proxy card.
                                                                          When shares are held by joint tenants, both should sign.
                                                                          When signing as attorney, executor, administrator,
                                                                          trustee or guardian, please give full title as such. If
                                                                          a corporation, please sign in full corporate name by
                                                                          President or other authorized officer. If a partnership,
                                                                          please sign in partnership name by an authorized person.

                                                                          --------------------------------------------------------
                                                                                               (Signature)

                                                                          --------------------------------------------------------
                                                                                      (Signature, if held jointly)


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